Exhibit 16(iv) under Form N-1A
Exhibit 99 under Item 601/Reg.S-K


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
                                                              -----------------------------------------------
G P Premier Fund                                Yield = 2{(   $37,042.74    -     $27,648.09    )+1)^6-1}=
                                                              -----------------------------------------------
Computation of SEC Yield                                      2,493,282     *(    $10.68        -            0.00000)
As of:  February 28, 1998
                                                              SEC Yield =         0.43%

Dividend and/or Interest
Inc for the 30 days ended      $37,042.74

Net Expenses for               $27,648.09
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           2,493,282

Maxium offering price          $10.68
per share as of 3-31-93

Undistributed net income

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=       0.60%






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